BRANDES INVESTMENT TRUST
AMENDED MULTIPLE CLASS PLAN

This Amended Multiple Class Plan (this “Plan”), dated February 1, 2015, is adopted pursuant to Securities and Exchange Commission Rule 18f–3 promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan shall govern the terms and conditions under which Brandes Investment Trust (the “Trust”) may issue separate classes of shares representing interests in the following series of the Trust which are also listed in Appendix A: Brandes International Equity Fund, Brandes Global Equity Fund, Brandes Emerging Markets Value Fund, and Brandes International Small Cap Equity Fund, Brandes Global Opportunities Value Fund and Brandes Global Equity Income Fund (each a “Fund” and together the “Brandes Equity Funds”), Brandes Credit Focus Yield Fund, and Brandes Core Plus Fixed Income Fund, (each a “Fund” and together the “Brandes Fixed Income Funds” and collectively with the “Brandes Equity Funds,” the “Funds”).  In addition, the Plan sets forth the maximum initial sales charges, contingent deferred sales charges (“CDSCs”), Rule 12b‑1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to each class of shares of the Funds.

The Trust is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933.  To the extent that a subject matter herein is covered by the Trust’s Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1.      Rights and Obligations.

Except as set forth herein, all classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions.  The only differences among the various classes of shares relate solely to the following: (a) each class may be subject to different class expenses as discussed under Section 3 of this Plan; (b) each class may bear a different identifying designation; (c) each class has exclusive voting rights with respect to matters solely affecting such class; (d) each class may have different exchange privileges; and (e) each class may be offered to different types of investors.

SECTION 2.      Classes of Shares and Designation Thereof.

Each Fund may offer any or all of the following classes of shares:

(a)	Class A Shares (formerly Class S Shares)

1.	Maximum Initial Sales Charge:

•	Brandes Equity Funds: 5.75%

•	Brandes Fixed Income Funds: 3.75%

2.
Maximum CDSC: None, with the following exception:  If no initial sales charge was assessed in certain circumstances, such as on a purchase of $1 million or more, a Fund may charge a contingent deferred sales charge of 1.00% of the lesser of the initial offering price of the shares redeemed or the amount redeemed within one year of purchase.

3.	Maximum Annual Rule 12b-1 Distribution Fee: 0.25%.

4.	Maximum Annual Shareholder Servicing Fee: None.

5.	Conversion Features: Investors holding Class A shares who meet the criteria for eligible investors may convert to Class I or Class R6 shares.

6.	Exchange Privileges: Investors may exchange their shares of Class A of any Fund for shares of Class A of any other series of the Trust.

7.	Redemption Fees: None

(b)	Class C Shares

1.	Maximum Initial Sales Charge: None

2.	Maximum CDSC: 1.00% on shares redeemed within one year of purchase.

3.	Maximum Annual Rule 12b-1 Distribution Fee: 0.75%.

4.	Maximum Annual Shareholder Servicing Fee: 0.25%.

5.
Conversion Features:  Class C shares will automatically convert to Class A shares when held for 10 years.  Investors holding Class C shares who meet the criteria for eligible investors may convert to Class I or Class R6 shares.

6.	Exchange Privileges: Investors may exchange their shares of Class C of any applicable Fund for shares of the Class C of any other applicable series of the Trust.

7.	Redemption Fees: None

6.	Exchange Privileges: Investors may exchange their shares of Class C of any applicable Fund for shares of the Class C of any other applicable series of the Trust.

7.	Redemption Fees: None

(c)	Class I Shares

1.	Maximum Initial Sales Charge: None.

2.	Maximum CDSC: None.

3.	Maximum Annual Rule 12b-1 Distribution Fee: None

4.	Maximum Annual Shareholder Servicing Fee: None. However, Class I shares can charge up to 0.05% in sub-transfer agency fees.

5.
Conversion Features:  Holders through Financial Intermediaries: Holders of Class I shares of the Fund through a fee-based program at a financial intermediary may become ineligible to participate in the program, withdraw from the program, or change to a non-fee-based program and therefore become subject to conversion of their Class I shares to Class A or Class C shares.

6.	Exchange Privileges: Investors may exchange their shares of Class I of any applicable Fund for shares of Class I of any other applicable series of the Trust.

7.	Redemption Fees: None

(d)	Class R6 Shares

1.	Maximum Initial Sales Charge: None.

2.	Maximum CDSC: None.

3.	Maximum Annual Rule 12b-1 Distribution Fee: None

4.	Maximum Annual Shareholder Servicing Fee: None.

5.	Conversion Features: None.

6.	Exchange Privileges: Investors may exchange their shares of Class R6 of any applicable Fund for shares of Class R6 of any other applicable series of the Trust.

7.	Redemption Fees: None

SECTION 3.      Allocation of Expenses.

(a)
Class Expenses.  Each class of shares may be subject to different class expenses consisting of: (1) shareholder service fees, if applicable to a particular class; (2) transfer agency and other recordkeeping costs to the extent allocated to a particular class; (3) Securities and Exchange Commission (“SEC”) and blue sky registration fees incurred separately by a particular class; (4) litigation or other legal expenses relating solely to a particular class; (5) printing and postage expenses related to the preparation and distribution of class-specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class; (6) expenses of administrative personnel and services as required to support the shareholders of a particular class; (7) audit or accounting fees or expenses relating solely to a particular class; (8) Trustee fees and expenses incurred as a result of issues relating solely to a particular class; (9) distribution (Rule 12b-1) fees, if applicable to a particular class; and (10) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees (collectively, the “Class Expenses”).

(b)
Other Expenses.  Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Fund will be allocated in accordance with Rule 18f-3 (c).

(c)
Waivers and Reimbursements of Expenses.  Brandes Investment Partners, L.P. (the “Adviser”) and any other provider of services to the Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross–subsidization between classes.

SECTION 4.      Allocation of Income.

The Funds will allocate income and realized and unrealized capital gains and losses in accordance with Rule 18f-3 (c).

SECTION 5.      Exchange Privileges.

Shareholders of a Fund may exchange shares of any Class of the Fund for shares of the same Class of any other series of the Trust, subject to the Trust’s right to reject any exchange request, in whole or in part, for any reason and without prior notice.  The Trust may decide to restrict purchase and sale activity (including exchanges) in shares of any Fund at any time based on various factors, including whether in its judgment, frequent purchase and sale activity will disrupt portfolio management strategies and adversely affect its performance.  The Trust reserves the right to terminate or modify the exchange privileges of Fund shareholders in the future.  Shares to be exchanged will be redeemed at their next calculated net asset value following receipt of an exchange request in the form of a proper redemption request, as described in the applicable prospectus.  An exchange of shares will be subject to any redemption fee applicable to a redemption of shares.

SECTION 6.      Conversions.

Class C shares of a Fund convert automatically to Class A shares of the same Fund on a monthly basis in the month of, or the month following, the 10-year anniversary of the Class C shares’ purchase date. Class C shares that automatically convert to Class A shares of the same Fund convert on the basis of the relative net asset values of the two classes. Shareholders do not pay a sales charge, including a CDSC, upon the conversion of their Class C shares to Class A shares pursuant to the Funds’ current prospectus. Class C shares of the Fund acquired through automatic reinvestment of dividends or distributions convert to Class A shares of the Fund on the conversion date pro rata with the converting Class C shares of the Fund that were not acquired through reinvestment of dividends or distributions. Class C shares held through a financial intermediary in an omnibus account automatically convert into Class A shares only if the intermediary can document that the shareholder has met the required holding period.

A shareholder of Class A or Class C shares may request to convert to Class I shares if they are eligible in accordance with the Funds’ current prospectus.

Investors who hold Class I shares of the Funds through a fee-based program at a financial intermediary but who subsequently become ineligible to participate in the program, withdraw from the program, or change to a non-fee based program, may be subject to conversion of their Class I shares by their financial intermediary to another class of shares of the Funds having expenses (including Rule 12b-1 fees) that may be higher than the expenses of the Class I shares. Shareholders do not pay a sales charge, including a CDSC, upon the conversion of their Class I shares to Class A or Class C shares pursuant to the Funds’ current prospectus. Investors should contact their program provider to obtain information about their eligibility for the provider’s program and the class of shares they would receive upon such a conversion.

SECTION 7.      Effective Date.

This Plan shall not take effect with respect to a Fund until (a) a majority of the Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act), find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole, and (b) an amendment to the Trust’s registration statement under the 1940 Act and the Securities Act of 1933, as amended, with respect to multiple classes of the Fund has become effective.  The provisions of this Plan may not be materially amended unless such amendment is approved in the manner specified in item (a).

SECTION 8.      Board Review.

The Board of Trustees of the Trust shall review the Plan as it deems necessary.  Prior to any material amendment(s) to the Plan with respect to any of a Fund’s shares, the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of the Fund individually and the Funds as a whole.  In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

APPENDIX A

Brandes Funds
Multiple Classes and Respective Fees and Sales Charges

FUND	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b‑1 Fee	Maximum Shareholder Servicing Fee

Brandes Global Equity Fund
Class A – BGEAX	5.75%	None*	0.25%	None
Class C – BGVCX	None	1.00%√	0.75%	0.25%
Class I – BGVIX	None	None	None	None^
Class R6 – BGVRX	None	None	None	None
Brandes International Equity Fund
Class A – BIEAX	5.75%	None*	0.25%	None
Class C – BIECX	None	1.00%√	0.75%	0.25%
Class I – BIIEX	None	None	None	None^
Class R6 – BIERX	None	None	None	None
Brandes Emerging Markets Value Fund
Class A – BEMAX	5.75%	None*	0.25%	None
Class C – BEMCX	None	1.00%√	0.75%	0.25%
Class I – BEMIX	None	None	None	None^
Class R6 – BEMRX	None	None	None	None
Brandes International Small Cap Equity Fund
Class A – BISAX	5.75%	None*	0.25%	None
Class C – BINCX	None	1.00%√	0.75%	0.25%
Class I – BISMX	None	None	None	None^
Class R6 – BISRX	None	None	None	None
Brandes Global Opportunities Value Fund
Class A – BGOAX	5.75%	None*	0.25%	None
Class C – BGOCX	None	1.00%√	0.75%	0.25%
Class I – BGOIX	None	None	None	None^
Class R6 – BOVRX	None	None	None	None
Brandes Global Equity Income Fund
Class A – BGIAX	5.75%	None*	0.25%	None
Class C – BGICX	None	1.00%√	0.75%	0.25%
Class I – BGIIX	None	None	None	None^
Class R6 – BGIRX	None	None	None	None
Brandes Core Plus Fixed Income Fund
Class A – BCPAX	3.75%	None*	0.25%	None
Class I – BCPIX	None	None	None	None^
Class R6 – BCPRX	None	None	None	None

FUND	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b‑1 Fee	Maximum Shareholder Servicing Fee

Brandes Small Cap Value Fund
Class A – BSCAX	5.75%	None*	0.25%	None
Class I – BSCMX	None	None	None	None^
Class R6 – BSCRX	None	None	None	None
*	A charge of 1.00% will be imposed on Class A shares redeemed within one year of purchase by certain investors who did not pay any initial sales charge.
√	A charge of 1.00% will be imposed on Class C shares redeemed within one year of purchase by any investor.
^	Class I shares may charge up to 0.05% of sub-transfer agency fees.

Updated: January 17, 2019